EXHIBIT 10.19

PacificNet Inc. (Nasdaq:PACT)
US Office: 860 Blue Gentian Road, Suite 360, Eagan, MN 55121, USA. Tel. +1 (651) 209-3100 Fax. +1 (651) 209-3103
HK Office: Unit 1702, ChinaChem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong.  Tel: (852) 28762900 Fax: (852) 2793 0689

PACIFICNET INC. EXECUTIVE EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (“CONTRACT”) is made as of the 25th day of March, 2003, by and between PacificNet Inc., a company registered in the State of Delaware, USA, with its primary office located at 860 Blue Gentian Road, Suite 360, Eagan, MN 55121-1575, USA (“PacificNet” or “Company”);
and Mr. Victor Tong. (“Executive”).

WHEREAS, PacificNet desires to employ Executive, and Executive is willing to accept such employment upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the agreements hereinafter contained, the parties agree as follows:

1. Position and Duties. The Company hereby affirms its employment of Executive as its Vice President of North America Operations, Executive Director, and Company Secretary, to perform the duties and functions as are specified by the Company’s Articals of Incorporation and ByLaws, under the authority of the Board of Directors.

Duties include but not limited to:
●	IR/PR in North America, communication with instutional investors, retail investors, brokers, research analysts, market makers, road-shows, etc.
●	Business development in North America, business promotion, developing new customers, identifying and negotiating with potential customers in North America.
●	Corporate Compliance: keep compliance with NASDAQ, the SEC, federal and state regulatory requirements, federal/state/IRS tax compliance, social security compliance, Code of Ethics, etc.
●	Company Secretary: keeping track of all company records, board minutes, company registration records, critical corporate records and file backup, etc.

In addition to performing the duties and exercising the powers in connection with the business of the Company which the Board of Directors may from time to time assign to the Executive, the Executive shall further exercise the power and the business of any associated and/or subsidiary companies of the Company and/or the parent company of the Company, PacificNet Inc., 860 Blue Gentian Road, Suite 360, Eagan, MN 55121-1575, USA, as may be requested by the Board of Directors from time to time.

Executive hereby accepts such continued employment and, during the Employment Term shall perform his duties (as set forth herein) in a diligent, trustworthy, loyal, businesslike and efficient manner, all for the purpose of advancing the business of the Company and increase shareholder value.

2. Term. The commencement date of this employment CONTRACT is January 1, 2003, and shall continue on for a term of three (3) years, or until he resigns or is terminated in accordance with Section 5 of this CONTRACT.

3. Compensation. As compensation for his services, Executive shall receive the following compensation, expense reimbursement and other benefits:

a.
Base Salary. For all services rendered by Executive pursuant to this CONTRACT, the Company shall pay Executive an annual salary of US$58,000, out of which US$48,000 is payable in Cash and US$10,000 is payable in freely tradable and fully registered PACT Shares (the number of PACT Shares to be issued each month is based on the average price of PACT shares during the month). Such annual salary shall be paid once per month in equal installments and shall be subject to such periodic cost of living and/or merit increases as PacificNet’s Board of Directors in its discretion as it may deem appropriate.

b.
Performance Bonuses. For distinguished services, Executive may be entitled to a annual performance bonus (payable in Cash, stock options or free trading PACT shares) as granted by the Compensation Committee as it may deem appropriate.

c.	Quarterly Stock Options. Executive shall be entitled to quarterly stock options grant as recommended by the CEO and approved the Compensation Committee as it may deem appropriate

d.
Housing Allowance.  Executive shall be entitled to US$2,000 per month as accommodation allowance. This accommodation allowance should be used to minimize any possible hotel and lodging expenses in Minneapolis, Hong Kong, ShenZhen, GuangZhou, Beijing.

e.	Allowances for Automobile. Executive shall be entitled to an Automobile Allowance of US$500 per month.

f.
Reimbursement of Expenses. Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, communications, entertainment and other out-of-pocket expenses incurred by Executive in the performance of his duties hereunder.

g.
Medical and Life Insurance Coverage. Executive and his immediate family shall be entitled to medical, dental, out-patient, hospitalization, health and life insurance coverages. The Company also agrees to provide Executive with a term life insurance policy. The amount of such policy shall be determined by the Company provided that such policy shall provide benefits in an amount at least equal to US$200,000. The Company’s Board of Directors may from time to time grant Executive further benefits.

h.
Relocation and Moving Allowances.  If relocation is needed, Executive shall be compensated for all the necessary moving and relocation expenses, visa fees, regular family visit travel expenses, and children’s education and school expenses as a result of the move or relocation.

i.	Annual Leave. Executive shall be entitled to paid annual vacation of thirty (30) days. Any unused vacation in a particular year may be carried over into the following year.

4. Other Terms of Employment. All other conditions of employment will be in accordance with the terms and conditions outlined in the Company's Conditions of Employment Handbook.

5. Termination.

a.
Termination Upon Notice. Executive’s employment by PacificNet may be terminated at the discretion of either the Board of Directors of the Company or Executive by means of written notice given to the other at least 90 days prior to the effective date of such termination. Executive’s employment shall terminate immediately in the event of Executive’s death or “Disability” (as defined below).

b.	Severance Pay. In the event Executive’s employment by PacificNet is terminated by PacificNet for reasons that do not constitute “Cause” (as defined below) then:

(i)
PacificNet shall continue to pay Executive his base salary (in cash, stock and options, and on the same dates as would have been paid had he remained an employee) at the same rate (combined base rate and annual bonus rate per pay period as was in effect at the time of termination for a period of six (6) months after the date of termination. The severance period shall increase to twelve (12) months in the event of a Change in control of the Company.

‘Change in Control’ shall mean (1) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (2) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (3) the consummation of transactions that result in more than 50% of the combined voting power or beneficial interests of the Company’s securities being owned by persons who are current stockholders of the Company. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction."

(ii)
Those options to purchase shares in PacificNet which have been granted to Executive by PacificNet, and which would have (but for such termination) vested and become exercisable at the next vesting date following such termination, shall become vested as of the date of termination and (together with any options which have already vested) shall be exercisable for a period of up to 5 years after the date of termination, at which time any unexercised options shall terminate.

(iii)	PacificNet shall provide medical, dental, and life insurance benefits for a period of 12 months after termination.

c.
“Cause” Defined. For purposes of this CONTRACT, “Cause” means: (i) a material violation of a specific written resolution by the majority of the Board of Directors; (ii) gross negligence or willful misconduct by Executive as to a matter which is material to PacificNet. No termination shall be for “Cause” under clauses (i) or (ii) above unless Executive shall have first received written notice from the Company’s Board of Directors advising Executive of the act or omission that constitutes Cause and, if such act or omission is capable of cure, has continued uncured for 60 days or such longer period for cure as is specified in PacificNet’s notice identifying such act or omission.

d.
“Disability” Defined. For purposes of this CONTRACT, “Disability” means that Executive shall have failed, because of illness or incapacity, to render services of the character contemplated by this CONTRACT for a period of three consecutive months and on the date of determination continues to be so disabled. The existence or nonexistence of disability shall be determined in good faith by the Board of Directors after notice in writing given to Executive at least 30 days prior to such determination. During such 30-day period, Executive shall be permitted to make a presentation to the Board of Directors for its consideration.

e.
Surrender of Records and Property. Upon termination of his employment with PacificNet, Executive shall deliver promptly to PacificNet all records, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of PacificNet.

6. General Provisions.

a.
Successors; Assignment. This CONTRACT shall be binding upon and inure to the benefit of PacificNet and its respective successors and assigns, and any entity which purchases all or substantially all of the business assets of PacificNet, and any such other entity shall be deemed “PacificNet” hereunder. Company agrees that Executive shall have to right to assign the compensation and terms of this CONTRACT to a consulting company designated by Executive. This CONTRACT shall be binding upon and inure to the benefit of Executive and its respective successors and assignees.

b.
Entire Agreement; Modifications. This CONTRACT constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations agreements with respect thereto, whether written or oral. No provision of this CONTRACT may be modified or waived except by a written agreement signed by the parties hereto.

c.
Obligations and Benefits. The obligations and benefits set forth in this CONTRACT shall be binding and inure to the benefit of the respective parties hereto and their personal representatives, successors and permitted assigns.

d.
Governing law. This CONTRACT shall in all respects be interpreted, construed and governed by and in accordance with the laws of Minnesota, USA and the parties hereby submit to the non-exclusive jurisdiction of the Minnesota, USA courts.

e.	Severability. If any portion or portions of this CONTRACT shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid and enforceable.

f.	Counterparts. This CONTRACT may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same CONTRACT.

7. Non-Disclosure Agreement. Executive acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, regardless of the reason for or circumstances of termination of employment, directly or indirectly, reveal or cause to be revealed to any person or entity the production processes, inventions, trade secrets, customers lists or other confidential business information obtained by him as a result of his employment or relationship with the Company, except when authorized in writing to do so by the Board of Directors of the Company; provided, however, that the parties acknowledge that it is not the intent of this section to include within its subject matter (i) information not proprietary to the Company, or (ii) information which is in the public domain.

8. Notices. All notices and other communications under this CONTRACT will be sufficient if written and sent by registered or certified mail, return receipt requested, in the case of Executive, to his residence as shown on the Company’s records, and in the case of the Company, to its registered office.

In Witness Whereof, this CONTRACT has been executed as of the date first written above.

EXECUTIVE:

/s/ Victor Tong
Victor Tong

Approval by the CEO.

Tony Tong, CEO:    /s/ Tony Tong    Date of Approval: __________

Approval by the Compensation Committee.

Justin Tang, Chairman of Compensation Committee:    /s/ Justin Tang    Date of Approval: __________

Approval by the Board of Directors of PacificNet Inc.

Date of Approval:  _____________________________________